Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-135254 and No. 333-129067) on Form S-8 of Ottawa Savings Bancorp, Inc. of our report dated March 25, 2014, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Ottawa Savings Bancorp, Inc. for the year ended December 31, 2013.

/s/ McGLADREY LLP

Chicago, Illinois

March 25, 2014